UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 01, 2026

Alphatec Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1950 Camino Vida Roble
Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 431-9286

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2026 (the “Closing Date”), Alphatec Holdings, Inc. (the “Company”) and certain of its domestic subsidiaries (collectively, the “Subsidiary Guarantors”), as guarantors party thereto, entered into a senior secured credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) and the lenders and issuing banks party thereto. The Credit Agreement provides for (i) a $175.0 million term loan A facility (the “Term Loan A”) and (ii) a $125.0 million revolving credit facility, with a sublimit of up to $20.0 million for foreign currency loans, $30.0 million for the issuance of letters of credit and $10.0 million for swingline loans(the “Revolving Credit Facility” and, together with the Term Loan A, the “Credit Facilities”). The Credit Facilities mature on the fifth anniversary of the Closing Date (the “Scheduled Maturity Date”), subject to a springing maturity during the period from (a) December 14, 2029 (the date that is 91 days prior to the scheduled maturity date of the Company’s existing 0.75% convertible senior notes due 2030 (the “2030 Convertible Notes”)) until (b) the earlier of (i) March 15, 2030 (the scheduled maturity date of the 2030 Convertible Notes or the later scheduled maturity date of any extension or refinancing of the 2030 Convertible Notes that has a scheduled maturity date prior to the 91st day of the Scheduled Maturity Date) and (ii) the date on which the outstanding principal amount of the 2030 Convertible Notes and any extension or refinancing thereof is less than or equal to $85.0 million, if the Company and its subsidiaries fail to maintain liquidity (defined as unrestricted cash held in the U.S. plus amounts available under the Revolving Credit Facility) in an amount equal to or greater than the sum of (x) the outstanding principal amount of the 2030 Convertible Notes and any extension or refinancing thereof plus (y) $100.0 million.

The loans under the Revolving Credit Facility may be denominated in U.S. dollars, Euros, Sterling, Australian Dollars, Singapore Dollars, Swiss Francs, and Japanese Yen. Loans borrowed under the Term Loan A may only be denominated in U.S. dollars. Loans incurred under the Credit Facilities bear interest at a rate equal to, (i) for loans denominated in U.S. dollars, at the Company’s election, Term SOFR Rate or the Alternate Base Rate (each as defined in the Credit Agreement) and (ii) for loans denominated in foreign currencies, the applicable Relevant Rate (as defined in the Credit Agreement), in the case of each of the foregoing clauses (i) and (ii), plus an applicable margin based on the Company’s Senior Secured Net Leverage Ratio (defined as total indebtedness of the Company and its subsidiaries that is secured by a lien on the assets of the Company and its subsidiaries, minus any unrestricted cash of the Company and its subsidiaries in excess of $100.0 million to Consolidated EBITDA (as defined in the Credit Agreement). The applicable margin ranges from 1.00% to 2.50% for ABR Loans and 2.00% to 3.50% for Term Benchmark Loans and RFR Loans (each as defined in the Credit Agreement).

The Credit Agreement provides for (i) quarterly amortization payments on the Term Loan A equal to, for the first eight full fiscal quarters after the Closing Date, 0.625% of the aggregate principal amount of the Term Loan A advanced on the Closing Date, stepping up to 1.25% for the ninth through sixteenth full fiscal quarters after the Closing Date, and for each fiscal quarter thereafter, 2.50%, with the remaining balance due at maturity, (ii) commitment fees on the unused commitments under the Revolving Credit Facility, ranging from 0.20% to 0.35% per annum based on the Company’s Senior Secured Net Leverage Ratio, and (iii) an incremental accordion feature of up to the sum of (x) the greater of (A) $150.0 million and (B) 100% of Consolidated EBITDA of the Company, plus (y) the amount of any voluntary prepayments of the Term Loan A and voluntary permanent reductions of the commitments under the Revolving Credit Facility, subject to customary conditions.

On the Closing Date, the Company borrowed $175.0 million of the Term Loan A, and $40.0 million of loans under the Revolving Credit Facility. Proceeds from the Credit Facilities were used, together with the Company’s cash on hand, (a) to repay in full all outstanding obligations under that certain (i) Credit, Security and Guaranty Agreement, dated as of September 29, 2022 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), among the Company, the other borrowers from time to time party thereto, the lenders party thereto and MidCap Funding IV Trust, as the administrative agent (the “ABL Credit Agreement”) and (ii) Credit, Security and Guaranty Agreement, dated as of January 6, 2023 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), among the Company, the guarantors from time to time party thereto and Wilmington Trust, National Association, as agent (the “2023 Term Loan Agreement,” and together with the ABL Credit Agreement, the “Prior Credit Agreements”) and (b) to pay certain costs, fees and expenses in connection with the transaction on the Closing Date.

The Credit Agreement requires the Company to maintain (i) a Senior Secured Net Leverage Ratio not exceeding 3.00 to 1.00, subject to, at the Company’s election, a step-up to 3.50 to 1.00 following the completion of certain permitted acquisitions having consideration that is equal to or greater than $75.0 million, and (ii) a Fixed Charge Coverage Ratio (defined as Consolidated EBITDA minus unfinanced capital expenditures to consolidated fixed charges) of at least 2.00 to 1.00, in each case tested quarterly commencing with the fiscal quarter ending September 30, 2026.

The Credit Facilities are guaranteed by the Subsidiary Guarantors and secured by substantially all of the assets of the Company and the Subsidiary Guarantors, subject to customary exclusions and limitations set forth in the Credit Agreement and the related loan documents. The Credit Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including negative covenants that, subject to the exceptions set forth in the Credit Agreement, limit the ability for the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions.

Obligations under the Credit Agreement may be accelerated upon the occurrence of certain customary events of default (subject, in appropriate cases, to grace periods set forth in the Credit Agreement), including among others: nonpayment of principal, interest or fees; breach of the affirmative, negative or financial covenants; breach of the representations or warranties in any material respect; events of default with respect to other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries that are not promptly paid or stayed; invalidity or unenforceability of the security documents and guarantees associated with the Credit Agreement; and a change of control of the Company.

On May 5, 2026, the Company issued a press release announcing the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On May 1, 2026, in connection with the entry into the Credit Agreement, the Company terminated the Prior Credit Agreements. On such date, the Company repaid in full all outstanding principal, accrued interest and applicable fees under each of the Prior Credit Agreements. The disclosure set forth in Item 1.01 above with respect to the Prior Credit Agreements is incorporated by reference into this Item 1.02.

A description of the ABL Credit Agreement is included in Item 1.01 of the Current Report on Form 8-K filed by the Company on October 3, 2022 and is incorporated by reference into this Item 1.02. A description of the 2023 Term Loan Agreement is included in Item 1.01 of the Current Report on Form 8-K filed by the Company on January 9, 2023 and is incorporated by reference into this Item 1.02.

Item 2.02 Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On May 5, 2026, the Company issued a press release announcing its financial results for its period ended March 31, 2026. A copy of the press release is attached hereto as Exhibit 99.2.

The information contained in this Current Report, including the exhibit, shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Confirmation of Credit Agreement dated May 1, 2026
99.1	Press Release of Alphatec Holdings, Inc., dated May 5, 2026
99.2	Press Release of Alphatec Holdings, Inc., dated May 5, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alphatec Holdings, Inc.

Date:	May 5, 2026	By:	/s/ J. Todd Koning
J. Todd Koning Executive Vice President and Chief Financial Officer